Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
April 1, 2014	Investor Contact: Micah S. Goldstein
(336) 884-7695

STANLEY FURNITURE COMPANY ANNOUNCES

IT WILL CEASE DOMESTIC PRODUCTION IN ROBBINSVILLE, NC

High Point, NC, April 1, 2014/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported it will cease domestic furniture production in the factory that supports its Young America brand.

“We have decided to cease manufacturing operations in Robbinsville,” said Glenn Prillaman, President and Chief Executive Officer. “After a thorough review of both our own operations and the current marketplace for nursery and youth furniture, management and the Board concluded that the Young America business could not achieve an acceptable level of revenue within an adequate time frame to assure sustainable profitability and has decided that it is time for our company to focus its efforts on our profitable and growing Stanley brand,” continued Prillaman.

The company will honor all orders for Young America products placed on our before April 28, 2014.  “What is important now is that we exit our domestic operation in a way that minimizes the impact on our retail customers, and that we do all we can to help our approximately 400 associates in Robbinsville with this difficult change for them and their families. Additionally, we have retained services to assist in maximizing value from assets related to the Young America brand,” commented Prillaman.

Orders for the company’s Stanley brand were up double digits in the first quarter, even with the weather-related challenges that plagued retailers across the country. “We have a healthy Stanley business that is making money. It is supported by a wonderful heritage, strong product in the field and future pipeline, and we are looking forward to the prospects of focusing our team solely on the growth and profitability of this brand in the short-term,” concluded Prillaman.

The company ended its first quarter with approximately $16.7 million in cash and remains debt free. The results of the first quarter and impact of the restructuring will be discussed in detail on the upcoming conference call.

First Quarter 2014 Results

To allow for sufficient evaluation of restructuring charges, the company will delay its release of first quarter results until after market closes on April  30, 2014 and will hold its conference call on the following morning at 9:00 a.m. Eastern Time. The Annual Shareholder’s Meeting remains scheduled for April 17, 2014.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market. Its Stanley Furniture brand is supported by an overseas sourcing model and is distributed throughout the upscale market competing through superior product design, finish, styling and piece assortment. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.